Exhibit 23.1

10 Anson Road #06-15 International Plaza Singapore 079903 Email:audit@onestop-ca.com Website: www.onestop-ca.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation in the Registration Statement on Form F-1 under the Securities Act of 1933 of our report dated April 30, 2025, with respect to the consolidated statements of financial position of Ten-League International Holdings Limited and its subsidiaries (collectively referred to as the “Group”) as of December 31, 2024 and 2023, the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2024.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Onestop Assurance PAC

Singapore

May 2, 2025